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                                                                       Exhibit 5
                                                                      (Form S-8)


                        SYBRON INTERNATIONAL CORPORATION
                           411 East Wisconsin Avenue
                          Milwaukee, Wisconsin  53202


                               February 27, 1998



Sybron International Corporation
411 East Wisconsin Avenue, 24th Floor
Milwaukee, Wisconsin 53202

Gentlemen:

         I am providing this opinion in connection with the Registration Statement of Sybron International Corporation (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 4,800,000 additional shares (as adjusted to reflect the Company's 2-for-1 stock split paid on February 20, 1998 to shareholders of record on February 12, 1998) of Common Stock, par value $0.01 per share, of the Company (the "Shares") upon the exercise of options granted under the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Plan").

         I am the Vice President--General Counsel and Secretary of the Company. In connection with this opinion, I have examined: (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Bylaws; (iii) the Plan; (iv) the corporate proceedings relating to the adoption of the Plan and all amendments thereto, the issuance of the Shares and the organization of the Company; and (v) such other documents and records as I have deemed necessary in order to render this opinion. In rendering this opinion, I have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is my opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although
                 Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the
                 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).





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Sybron International Corporation
February 27, 1998
Page 2



         I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                                  Very truly yours,

                                  /s/ R. Jeffrey Harris

                                  R. Jeffrey Harris
                                  Vice President - General Counsel and Secretary